SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                       CHIROPRACTIC 21 INTERNATIONAL, INC.
                                   -----------
             (Exact Name of Registrant as Specified in its Charter)


           NEVADA                               84-0911532
            ----                                ----------
  (State or Other Jurisdiction            (IRS Employer ID No.)
  of incorporation or organization)


                         5525 South 900 East, Suite 110
                           Salt Lake City, Utah 84117
                           --------------------------
                    (Address of Principal Executive Offices)

                                 (801) 262-8844
                                 --------------
                (Issuer's Telephone Number, including Area Code)

                     Consultant Compensation Agreement No. 1
                     ---------------------------------------
                            (Full Title of the Plan)

                                 Kirsten Lovato
                         5525 South 900 East, Suite 110
                           Salt Lake City, Utah 84117
                           --------------------------
                     (Name and Address of Agent for Service)

                                 (801) 262-8844
                                 --------------
          (Telephone Number, Including Area Code, of Agent for Service)


                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                  Proposed     Proposed
Title of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit         Offering Price    Fee
-----------------------------------------------------------------------------
$0.001 par
value common
voting stock     60,000           $0.01       $600              $ .17
-----------------------------------------------------------------------------

                          PART I
Item 1.  Plan Information.
-------------------------

     Plan.
     ----

     A copy of the Consultant Compensation Agreement No. 1 (the "Plan") is attached hereto and incorporated herein by reference.

Item 2.  Registrant Information and Employee Plan Annual Information.
-------------------------------------------------------------------

     Available Information.
     ---------------------

     Copies of the Plan, 10-KSB Annual Report of the Registrant for the fiscal year ended April 30, 2000, all 10-QSB Quarterly Reports, any Current Reports and/or proxy or information statements filed with the Securities and Exchange Commission (the "Commission") during the past twelve months have been provided to the Plan participants.

     The Registrant also undertakes to furnish, without charge, to any such participant or person purchasing any of the securities registered hereby copies of all of such documentation. Requests should be directed to Kirsten Lovato, President, at the address and telephone appearing on the Cover Page of this Registration Statement.

     Additional information regarding the Registrant may be reviewed at the Commission's web site: www.sec.gov.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

     The  following   documents  are   incorporated   by  reference   into  this
Registration Statement and made a part hereof, to wit:

          (a) The Registrant's 10-KSB Annual Report for the fiscal year ended April 30, 2000, filed with the Commission on or about July 26, 2000;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

          (c)  Not applicable.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

     The aggregate number of shares and the amount of the total authorized capital of the Company consist of 75,000,000 shares of $.004 par value common stock plus 10,000,000 shares of $.10 par value preferred stock.

     The holders of the $0.004 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities, as fixed by the Board of Directors of the Registrant.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

     Branden T. Burningham, Esq., who has prepared this Registration Statement, the Plan and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, owns no shares of common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant. See Item 8 below.

Item 6.  Indemnification of Directors and Executive Officers.
-------------------------------------------------------------

Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role.

Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests.

Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation. To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys" fees, actually and reasonably incurred by him in connection with the defense."

Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances. Pursuant to
Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt
of  an   undertaking.

Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators. Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of the Company's Bylaws provides for the mandatory indemnification and reimbursement of any director or executive officer for actions or omissions in such capacity, except for claims or liabilities arising out of his or her own negligence or willful misconduct.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of Mantyla McReynolds,
          Certified Public Accountants

 99.1     Consultant Compensation Agreement No. 1

               Counterpart Signature Pages

               Participant Response Letters

               Participant Letter

Item 9.  Undertakings.
----------------------

     The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              REGISTRANT:

Date: 2/5/01                   By /S/ KIRSTEN LOVATO
     ----------                 -------------------------
                                Kirsten Lovato, President and Director


          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Date: 2/5/01                    By /S/ KIRSTEN LOVATO
     -----------                -------------------------
                                Kirsten Lovato, President and Director


Date: 2/5/01                    By /S/ NICK LOVATO
     -----------                --------------------------
                                Nick Lovato, Vice President and
                                Director


Date: 2/5/01                    By /S/ VICTORIA JENSON
     -----------                -------------------------
                                Victoria Jenson, Secretary and
                                Director

             Securities and Exchange Commission File No. 002-98748-D

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       CHIROPRACTIC 21 INTERNATIONAL, INC.


                                  EXHIBIT INDEX


Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of Mantyla McReynolds,
          Certified Public Accountants

 99.1     Consultant Compensation Agreement No. 1

               Counterpart Signature Pages

               Participant Response Letters

               Participant Letter